As filed with the Securities and Exchange Commission on May 17, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SWIFT ENERGY COMPANY
SWIFT ENERGY OPERATING, LLC
(Exact name of registrant as specified in its charter)

Texas Texas	20-3940661 20-3892961
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16825 Northchase Drive, Suite 400
Houston, Texas 77060
(281) 874-2700
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Terry E. Swift
Chairman of the Board and Chief Executive Officer
16825 Northchase Drive, Suite 400
Houston, Texas 77060
(281) 874-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Karen Bryant Christopher M. Abundis Swift Energy Company 16825 Northchase Drive, Suite 400 Houston, Texas 77060 (281) 874-2762	Donald W. Brodsky M. Lee Thompson Baker & Hostetler LLP 1000 Louisiana Street Suite 2000 Houston, Texas 77002 (713) 646-1335

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Amount to be registered/
proposed maximum offering
price per Share/
proposed maximum aggregate
offering price/
Title of each class of	amount of
securities to be registered	registration fee
Senior notes	(1)
Guarantees of senior notes	(2)

(1)	An indeterminate aggregate initial offering price of the identified class is being registered as may be issued from time to time at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

(2)	A subsidiary of Swift Energy Company may fully and unconditionally guarantee on an unsecured basis the senior notes of Swift Energy Company. In accordance with Rule 457(n), no separate fee is payable with respect to any guarantee of the senior notes being registered.

Prospectus

Senior Notes

We may offer and sell from time to time senior notes. Our subsidiary, Swift Energy Operating, LLC, may guarantee our senior notes. We may offer and sell the senior notes to or through one or more underwriters, dealer and agents, or directly to purchasers, on a continuous or delayed basis.

Each time senior notes are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the senior notes being offered. The supplements may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, and any accompanying prospectus supplement, before you invest in our senior notes.

Our common stock is traded on the New York Stock Exchange under the symbol “SFY.” Our executive offices are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

May 16, 2007

Page

Forward-looking statements	1
Where you can find more information	2
Incorporation of certain documents by reference	2
Use of proceeds	3
Ratio of earnings to fixed charges	3
Description of senior notes	3
Legal matters	3
Experts	3
Form of Indenture
Opinion of Baker & Hostetler LLP
Computation of Ratio of Earnings to Fixed Charges
Consent of H.J. Gruy and Associates, Inc.
Consent of Ernst & Young LLP
Statement of Eligibility of Form T-1

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus and the applicable prospectus supplement, before making an investment decision.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Swift Energy,” “we,” or “our” are to Swift Energy Company and its subsidiaries.

Forward-looking statements

Some of the information included in this prospectus and the documents we have incorporated by reference contain forward-looking statements. Forward-looking statements reflect our current views with respect to future events and may be identified by terms such as “believe,” “expect,” “may,” “intend,” “will,” “project,” “budget,” “should” or “anticipate” or other similar words. These statements discuss “forward-looking” information such as other anticipated capital expenditures and budgets; future cash flows and borrowings; pursuit of potential future acquisition or drilling opportunities; and sources of funding for exploration and development.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk factors” and include:

•	volatility in oil and natural gas prices and fluctuation of prices received;

•	disruption of operations and damages due to hurricanes or tropical storms;

•	demand or market available for our oil and natural gas production;

•	production facility constraints;

•	uncertainty of drilling results, reserve estimates and reserve replacement;

•	drilling and operating risks;

•	our level of indebtedness;

•	the strength and financial results of our competitors;

•	the availability of capital on an economic basis to fund reserve replacement costs;

•	uncertainties inherent in estimating quantities of oil and natural gas reserves, projecting future rates of production and the timing of development expenditures;

•	acquisition risks;

•	unexpected substantial variances in capital requirements;

•	environmental matters; and

•	general economic conditions.

Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2006.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. You may view our reports electronically at the SEC’s Internet site at http://www.sec.gov, or at our own website at http://www.swiftenergy.com.

This prospectus constitutes part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the filed document.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities covered by this prospectus:

•	Our annual report on Form 10-K for the year ended December 31, 2006 filed March 1, 2007;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed May 4, 2007; and

•	Our current report on Form 8-K filed May 11, 2007.

You may request a copy of these filings at no cost, by writing or telephoning:

Director of Investor Relations
16825 Northchase Drive, Suite 400
Houston, Texas 77060
(281) 874-2700

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information provided in this prospectus or incorporated by reference is accurate as of any date other than the date on the front cover or the date of the incorporated material, as applicable.

Use of proceeds

We will use the net proceeds from sales of senior notes as set forth in the applicable prospectus supplement.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges:

						Three months
						ended
	Year ended December 31,					March 31,
	2002	2003	2004	2005	2006	2007

Ratio of earnings to fixed charges	1.4x	2.3x	3.8x	6.3x	8.6x	5.3x

For purposes of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest, amortization of debt issuance costs and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings represent income before income taxes from continuing operations before fixed charges.

Description of senior notes

A description of the senior notes will be set forth in the applicable prospectus supplement.

Legal matters

The validity of the offered senior notes will be passed upon for us by Baker & Hostetler LLP, Houston, Texas.

Experts

The consolidated financial statements of Swift Energy Company appearing in Swift Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Swift Energy Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Information set forth in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values audited by H.J. Gruy & Associates, Inc., independent petroleum engineers. All such information has been so included on the authority of such firm as experts regarding the matters in its reports.

Part II
Information not required in prospectus

Item 14.	Other expenses of issuance and distribution

The following table sets forth the costs and expenses payable by Swift in connection with the sale of securities being registered hereby. All amounts are estimates.

Item	Amount

SEC registration fee	$	*
Accounting fees and expenses		100,000
Legal fees and expenses		250,000
Trustees’ fees and expenses		5,000
Printing expenses		150,000
Rating agency fees		125,000
Miscellaneous		120,000

Total		750,000

*	Under SEC Rule 456(b) and 457(r), the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

Item 15.	Indemnification of officers and directors

The Company has the authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. Swift’s Bylaws provide for indemnification of its officers, directors and employees to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act. With shareholder approval, Swift amended its Articles of Incorporation to confirm that Swift has the power to indemnify certain persons in such circumstances as are provided in its Bylaws. The amendment allows Swift to enter into additional insurance and indemnity arrangements at the discretion of Swift’s board of directors. Swift has also entered into individual indemnification agreements with each of its officers and directors. These agreements indemnify directors to the fullest extent permitted by law and indemnifies the officers to the same extent as the directors against risks of claims and actions against them arising out of their service to and activities on behalf of the Company.

Article 1302-7.06(B) of the Texas Miscellaneous Corporation Laws Act provides that a corporation’s articles of incorporation may provide for the elimination or limitation of a director’s liability. Swift’s Articles of Incorporation eliminate the liability of directors to the corporation or its shareholders for monetary damages for an act or omission in his capacity as a director, with certain specified exceptions to Swift and its shareholders to the fullest extent permitted by Article 1302-7.06(B)(1-4) of the Texas Miscellaneous Corporation Laws Act.

We also maintain insurance to cover amounts that we may be required to pay officers and directors under the indemnity provisions described above and coverage for its officers and directors against certain liabilities, including certain liabilities under the federal securities law.

Item 16.	Exhibits

Exhibit no.		Document description

*1		Form of Underwriting Agreement (senior notes)
**4	.1	Form of Indenture between Swift Energy Company and Wells Fargo Bank, National Association covering senior notes to be offered hereunder
**5		Form of Opinion of Baker & Hostetler LLP, as to the validity of the senior notes and guarantees being registered hereunder
**12		Computation of Ratio of Earnings to Fixed Charges
**23	.1	Consent of H.J. Gruy and Associates, Inc.
**23	.2	Consent of Ernst & Young LLP
**23	.3	Form of Consent of Baker & Hostetler LLP (included in Exhibit 5)
**24		Power of Attorney (included on signature page)
**25		Form T-1 Statement of Eligibility of Trustee for the senior notes

*	To be filed as an exhibit on Form 8-K of the registrant

**	Filed herewith

17. Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each registrant undertakes that in a primary offering of securities of a registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 16, 2007.

SWIFT ENERGY COMPANY

By:	/s/ Terry E. Swift
Terry E. Swift
Chairman of the Board and
Chief Executive Officer

Each person whose signature appears below as a signatory to this Registration Statement constitutes and appoints Terry E. Swift, Bruce H. Vincent and Alton D. Heckaman, Jr., or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Terry E. Swift Terry E. Swift	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 16, 2007

/s/ Bruce H. Vincent Bruce H. Vincent	President and Director	May 16, 2007

/s/ Alton D. Heckaman, Jr. Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2007

/s/ David W. Wesson David W. Wesson	Controller (Principal Accounting Officer)	May 16, 2007

/s/ Deanna L. Cannon Deanna L. Cannon	Director	May 16, 2007

Signatures	Title	Date

/s/ Raymond E. Galvin Raymond E. Galvin	Director	May 16, 2007

/s/ Douglas J. Lanier Douglas J. Lanier	Director	May 16, 2007

/s/ Greg Matiuk Greg Matiuk	Director	May 16, 2007

/s/ Henry C. Montgomery Henry C. Montgomery	Director	May 16, 2007

/s/ Clyde W. Smith, Jr. Clyde W. Smith, Jr.	Director	May 16, 2007

/s/ Charles J. Swindells Charles J. Swindells	Director	May 16, 2007

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 16, 2007.

SWIFT ENERGY OPERATING, LLC

By:	/s/ Terry E. Swift
Terry E. Swift
Chairman of the Board and
Chief Executive Officer

Each person whose signature appears below as a signatory to this Registration Statement constitutes and appoints Terry E. Swift, Bruce H. Vincent and Alton D. Heckaman, Jr., or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Terry E. Swift Terry E. Swift	Chairman of the Board, Chief Executive Officer, and Manager (Principal Executive Officer)	May 16, 2007

/s/ Bruce H. Vincent Bruce H. Vincent	President and Manager	May 16, 2007

/s/ Alton D. Heckaman, Jr. Alton D. Heckaman, Jr.	Executive Vice President, Chief Financial Officer, and Manager (Principal Financial Officer)	May 16, 2007

/s/ David W. Wesson David W. Wesson	Controller (Principal Accounting Officer)	May 16, 2007

Index to exhibits

Exhibit no.	Document description

4.1	Form of Indenture between Swift Energy Company and Wells Fargo Bank, National Association covering senior notes to be offered hereunder, including Form of Note attached thereto
5	Form of Opinion of Baker & Hostetler LLP, as to the validity of the senior notes and guarantees being registered hereunder
12	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of H.J. Gruy and Associates, Inc.
23.2	Consent of Ernst & Young LLP
23.3	Form of Consent of Baker & Hostetler LLP (included in Exhibit 5)
24	Power of Attorney (included on signature page)
25	Form T-1 Statement of Eligibility of Trustee for the senior notes